Exhibit 10.1
First Amendment to Employment Agreement
Between
Anand Vadapalli and Alaska Communications Systems Group, Inc.
Dated August 5, 2015

This First Amendment to the Employment Agreement dated August 5, 2015 (“First Amendment”) amends the Employment Agreement dated August 5, 2015 (the “Agreement”) between Alaska Communications Systems Group, Inc., its subsidiaries, affiliates and any business ventures in which they may participate (collectively “Alaska Communications” or “the Company”) and Anand Vadapalli (“Executive”). Alaska Communications and Executive are also referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties have entered into the Agreement herein referenced and now desire to amend the Agreement as set forth herein; and

WHEREAS, the Company desires to continue to employment of Executive beyond the Term of the Agreement to serve as the President and Chief Executive Officer of the Company; and

WHEREAS, Executive agrees to extend his employment with the Company upon the terms and conditions set forth herein;

AGREEMENT

NOW, THEREFORE, for and in consideration of the promises and other good and valuable consideration set forth in this First Amendment, the sufficiency and receipt of which are hereby acknowledged, Alaska Communications and Executive hereby agree as follows:

1.	Section 5, Term is replaced in its entirety with the following:

5. Term. Unless otherwise terminated as provided in the Agreement or this First Amendment, Executive’s term of employment (“Term”) shall commence on the Effective Date and shall continue until December 31, 2019; provided, that the Term shall be automatically extended for successive one-year periods thereafter, unless written Notice is given by either Party to the other Party at least one hundred eighty (180) days prior to the last day of the then-existing initial or extended Term, of the Party’s intent to terminate the Agreement on the last day of that Term.

2.	Section 8.2 is replaced in its entirety with the following:

8.2 So long as Executive resides at an Outside Principal Residence, Executive shall be entitled to reimbursement for all reasonable travel costs between Executive’s Outside Principal Residence and the Company’s headquarters (currently in Anchorage) or other appropriate business locations, and living expenses while working away from Executive’s Outside Principal Residence. All such expenses shall be reimbursed at actual cost to Executive. Further, the Company shall lease appropriate living accommodations for Executive’s use while working away from his Outside Principal Residence at the Company’s headquarters with such living expenses not to exceed $2,500 per month. Executive shall also be entitled to reimbursement of normal business expenses (including reasonable and necessary travel expenses on behalf of the Company) in accordance with the Company’s applicable expense reimbursement policies and procedures and shall be covered under the Company’s Directors and Officers insurance and corporate indemnification policies, as they may be amended from time to time, and subject to the terms and conditions of those respective plans and programs. Executive shall also receive an annual automobile allowance, which shall be pro-rated in the first and last years of the Term. The Company agrees to reimburse Executive for his reasonable legal and other professional fees actually incurred with respect to the negotiation, and prior to the execution, of this First Amendment, up to a maximum of twenty thousand dollars ($20,000.00), upon submission of adequate documentation of such payments by Executive. Reimbursement for legal expenses shall be made promptly, and no event later than March 15 of the year after the year in which this First Amendment is executed by both Parties.

3.	Section 8.3 is replaced in its entirety with the following:

8.3 Executive’s relocation payment for reimbursement of his relocation expenses and reimbursement for realtor commissions associated with the sale of Executive’s principal residence in Anchorage, as documented by receipts submitted by Executive (and expressly excluding reimbursement of any loss on sale of Executive’s residence) in connection with a relocation Executive made to establish his Outside Principal Residence as permitted pursuant to Section 2 of the Agreement is subject to vesting based on continued employment through June 30, 2018 and will be forfeited on a pro-rata basis based upon the remaining time period for which Executive voluntarily elects not to serve. However, the Company may at it sole discretion accelerate such vesting.

4.	Section 18. Notice is amended for Executive’s address as follows:

Anand Vadapalli

3234 NE Harrison Drive

Issaquah, WA 98029

5.	Section 11.7.5 is deleted in its entirety.

6.	All other provisions of the Agreement shall remain in full force and effect in accordance with their stated terms.

IN WITNESS WHEREOF, Alaska Communications and Executive have executed and entered into this First Amendment on the date set forth below.

EXECUTIVE:

By: /s/ Anand Vadapalli	Date: October 4, 2017
(Signature)
Name: Anand Vadapalli
ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
By: /s/ Leonard Steinberg	Date: October 4, 2017

(Signature)

Name: Leonard Steinberg
Its: Corporate Secretary